Exhibit 99.1

PAMT CORP

ANNOUNCES RESULTS FOR THE THIRD QUARTER

ENDED SEPTEMBER 30, 2026

Third Quarter 2026 Summary Results

●	Total revenues of $162.5 million, up 8.2% YoY
●	Operating loss of $5.0 million
●	Operating ratio of 103.1%
●	Net loss of $8.1 million
●	Diluted loss per share of $0.38

Nine months ended September 30, 2026 Summary Results

●	Total revenues of $469.1 million, up 2.7% YoY
●	Operating loss of $15.7 million
●	Operating ratio of 103.3%
●	Net loss of $15.5 million
●	Diluted loss per share of $0.74

Tontitown, Arkansas, November 2, 2026...... PAMT CORP (NASDAQ: PAMT) (“we” or the “Company”) today reported consolidated net loss of $8.1 million, or diluted and basic loss per share of $0.38, for the quarter ended September 30, 2026 and a consolidated net loss of $15.5 million, or diluted and basic loss per share of $0.74, for the nine months ended September 30, 2026. These results compare to a consolidated net loss of $5.6 million, or diluted and basic loss per share of $0.27 for the quarter ended September 30, 2025, and a consolidated net loss of $23.4 million, or diluted and basic loss per share of $1.10 for the nine months ended September 30, 2025.

Consolidated operating revenues increased 8.2% to $162.5 million for the third quarter of 2026 when compared to $150.3 million for the third quarter of 2025.

Lance Stewart, President of the Company, commented, “The ongoing exit of industry capacity, influenced in part by heightened enforcement and evolving legal and regulatory developments, continues to contribute to tightening market conditions. This shift has provided us with opportunities to improve our rate per mile by 11% sequentially and 6% compared to the third quarter of 2025.

“While this rate improvement represents a positive step toward aligning customer rates with the inflationary cost increases experienced over the past four years, cumulative cost increases continue to outpace the pricing improvements achieved to date. We remain optimistic that rates will continue to improve as the market adjusts to ongoing cost pressures and reduced industry capacity.

“Unfortunately, the improvements achieved in customer rates during the quarter were offset by higher net fuel costs, increased expenses associated with attracting and retaining qualified drivers, and reduced gains on the sale of used equipment. Higher net fuel costs were primarily attributable to the timing difference between significant weekly increases in national diesel fuel prices and the corresponding adjustments to customer fuel surcharges, which typically lag changes in fuel prices by one week or more. We anticipate continued pressure on driver recruitment and retention costs as heightened enforcement and regulatory requirements further constrain the pool of qualified drivers. Gains on the sale of used equipment will continue to fluctuate based on the timing, type, and market values of equipment sold.

“While I am disappointed that the progress achieved in customer pricing was offset by these cost pressures, I am encouraged by the continued sequential improvement in our operating performance. I remain confident that our ongoing initiatives, combined with improving market conditions, will contribute to stronger financial results as we move forward.

“As always, the success of our efforts is attributable to the hard work and dedication of our employees. I want to thank them for their continued commitment and contributions throughout the quarter.”

Liquidity, Capitalization, and Cash Flow

As of September 30, 2026, the Company had total available liquidity of $102.0 million, consisting of cash, marketable equity securities, and available borrowing capacity under its line of credit, and stockholders’ equity of $195.0 million. Total outstanding debt was $323.1 million as of September 30, 2026, a decrease of $10.7 million from December 31, 2025. Net cash used in operating activities was $1.0 million for the third quarter of 2026 and $17.7 million for the nine months ended September 30, 2026.

About PAMT CORP

PAMT CORP is a holding company that owns subsidiaries engaged in providing truckload dry van carrier services transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company’s consolidated operating subsidiaries also provide transportation services in Mexico through its gateways in Laredo and El Paso, Texas, under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators, including as a result of recent regulatory initiatives impacting driver capacity, to meet available freight demand; general inflation, recessionary economic cycles and downturns in customers' business cycles; a significant reduction in or termination of the Company's trucking service by a key customer, including as a result of labor or international trade disruptions; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; excess capacity in the trucking industry; surplus inventories; the resale value of the Company's used equipment; the price and availability of new equipment consistent with anticipated acquisitions and replacement plans; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; our ability to develop, implement and govern suitable information technology systems and prevent failures in or breaches, disruptions or unauthorized use of such systems; the impact of pending or future litigation; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, rules regarding the classification of independent contractors as employees, tariffs, import/export, trade and immigration regulations or policies; the impacts of ongoing or future military conflicts and other major domestic or international events; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; potential economic, business or operational disruptions or uncertainties that may result from any future public health crises; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether due to new information, future events or otherwise. Considering these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

PAMT CORP

Key Financial and Operating Statistics

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands, except earnings per share)		(in thousands, except earnings per share)

Revenue, before fuel surcharge	$135,982	$132,948	$395,538	$403,455
Fuel surcharge	26,566	17,316	73,542	53,285
Operating Revenue	162,548	150,264	469,080	456,740

Operating expenses and costs:
Salaries, wages and benefits	41,746	39,677	122,179	121,342
Operating supplies and expenses	41,204	29,115	108,266	89,529
Rent and purchased transportation	54,670	61,512	175,919	189,351
Depreciation	19,477	19,805	58,058	64,119
Insurance and claims	5,051	5,047	18,997	14,995
Other	5,738	4,822	17,380	14,806
Gain on disposition of assets	(316)	(4,003)	(16,018)	(11,431)
Total operating expenses and costs	167,570	155,975	484,781	482,711

Operating loss	(5,022)	(5,711)	(15,701)	(25,971)

Interest expense	(4,849)	(4,479)	(14,000)	(12,553)
Non-operating (expense) income	(631)	2,528	9,244	7,277

Loss before income taxes	(10,502)	(7,662)	(20,457)	(31,247)
Income tax benefit	(2,446)	(2,075)	(4,949)	(7,891)

Net loss	$(8,056)	$(5,587)	$(15,508)	$(23,356)

Diluted loss per share	$(0.38)	$(0.27)	$(0.74)	$(1.10)

Average shares outstanding – Diluted	20,939	20,926	20,939	21,305

	Quarter Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Truckload Operations
Total miles (in thousands) (1)	41,700	41,521	125,969	123,092
Operating ratio (2)	109.1%	106.7%	108.9%	110.1%
Empty miles factor	7.73%	8.07%	7.65%	8.66%
Total loads	89,066	93,853	263,738	284,185
Revenue per truck per workday	$698	$689	$665	$686
Revenue per truck per week	$3,490	$3,443	$3,325	$3,428
Average truck count	2,010	2,069	2,003	2,111

Logistics Operations
Total revenue (in thousands)	$44,788	$41,759	$140,013	$127,012
Operating ratio	92.6%	99.1%	94.9%	98.6%

PAMT CORP

Condensed Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,
	2026	2025
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$5,427	$35,234
Trade accounts receivable, net	94,013	66,882
Other receivables	4,104	6,757
Inventories	3,287	2,332
Prepaid expenses and deposits	8,966	9,807
Marketable equity securities	36,751	48,488
Income taxes refundable	588	1,732
Total current assets	153,136	171,232

Property and equipment	746,054	792,391
Less: accumulated depreciation	262,977	275,554
Total property and equipment, net	483,077	516,837

Other non-current assets	9,298	9,843
Total Assets	$645,511	$697,912

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,938	$32,752
Accrued expenses and other liabilities	26,829	41,078
Current portion of long-term debt	66,281	65,542
Total current liabilities	120,048	139,372

Long-term debt, net of current portion	256,865	268,327
Deferred income taxes	68,167	73,689
Other long-term liabilities	5,461	6,040
Total liabilities	450,541	487,428

STOCKHOLDERS’ EQUITY
Common stock	224	224
Additional paid-in capital	41,934	41,682
Treasury stock, at cost	(29,142)	(28,924)
Accumulated other comprehensive loss	(40)	-
Retained earnings	181,994	197,502
Total stockholders’ equity	194,970	210,484
Total liabilities and stockholders’ equity	$645,511	$697,912

1)	Excludes miles driven by third party power only carriers.
2)

The Truckload Operations operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

FROM: PAMT CORP

P.O. BOX 188

Tontitown, AR 72770

Daniel C. Kleine

(479) 361-9111